AMENDED AND RESTATED

                   REVOLVING LINE OF CREDIT AGREEMENT



        AMENDED AND RESTATED REVOLVING LINE OF CREDIT AGREEMENT dated as of November 8, 1996, between STANDARD MANAGEMENT CORPORATION, an
Indiana corporation (the "Borrower"), and FLEET NATIONAL BANK, a national banking association (formerly known as Shawmut Bank Connecticut, National Association, the "Bank").

                          W I T N E S S E T H :

        WHEREAS, the Borrower and Shawmut Bank Connecticut, National Association entered into a Revolving Line of Credit Agreement dated as of November 21, 1995 (the "Existing Credit Agreement") pursuant to which the Borrower was indebted to Shawmut Bank Connecticut, National Association up to the principal amount of $6,000,000; and

        WHEREAS, on or about December 1, 1995, Shawmut Bank Connecticut, National Association merged with the Bank, and the Bank succeeded to all of Shawmut Bank Connecticut, National Association's right, title and interest in the Existing Credit Agreement, the loan made thereunder and the other loan documents executed in connection therewith; and

        WHEREAS, the Borrower has requested that the Bank increase the funds available to the Borrower under the Existing Credit Agreement up to the principal amount of $16,000,000; and

        WHEREAS, it is a condition precedent to the Bank making said increase available to the Borrower that the Existing Credit Agreement be amended and restated in its entirety as set forth herein; and

        WHEREAS, the Borrower desires that the Bank make the increase and extend credit as provided herein and the Bank is prepared to extend such credit.

        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:


                            ARTICLE I.

                    DEFINITIONS AND ACCOUNTING TERMS

        SECTION
1 DEFINED TERMS. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

        "AFFILIATE" means any Person (i) which directly or indirectly controls, or is controlled by, or is under common control with the Borrower or any Subsidiary of the Borrower; (ii) which directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock of the Borrower or any Subsidiary of the Borrower; or (iii) ten percent (10%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or any Subsidiary of the Borrower. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

        "AGREEMENT" means this Amended and Restated Revolving Line of Credit Agreement, as renewed, extended, amended, supplemented, or modified from time to time.

        "ANNUAL STATEMENT" shall mean the annual financial statement of the Borrower or any Subsidiary as required to be filed with Indiana State Insurance Department or other applicable authority, together with all exhibits or schedules filed therewith, prepared in conformity with SAP.

        "BANK" shall have the meaning assigned to such term in the introduction to this Agreement.

        "BASE RATE" means the rate of interest announced by the Bank from time to time as its "Base Rate".

        "BORROWER" shall have the meaning assigned to such term in the introduction to this Agreement.

        "BUSINESS DAY" means (i) with respect to Eurodollar Loans, any day on which commercial banks are open for domestic and international business, including dealings in Dollar deposits in London, England, New York, New York and Hartford, Connecticut or (ii) with respect to Domestic Loans, any day other than a Saturday, Sunday, or other day on which commercial banks in Hartford, Connecticut are authorized or required to close under the laws of the State of Connecticut or under applicable federal law.

        "CAPITAL LEASES" means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP, together with any other lease which is in substance a financing lease.

        "CLOSING FEE" shall have the meaning assigned to such term in
Section 2.4.

        "CODE" means the Internal Revenue Code of 1986, as amended from time to time, or any successor or superseding tax laws of the United States of America together with all regulations promulgated thereunder.

        "COMMITMENT" shall have the meaning assigned to such term in
Section 2.1 of this Agreement.

        "DEBT" means (i) all indebtedness or liability for borrowed money or for the deferred purchase price of property or services (excluding trade obligations incurred in the ordinary course of business which are not outstanding more than ninety days from the date of invoice thereof);
(ii) all obligations as lessee under Capital Leases; (iii) all current liabilities in respect of unfunded vested benefits under any Plans;
(iv) all obligations under letters of credit issued for the account of any Person; (v) all obligations arising under acceptance facilities;
(vi) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; (vii) all obligations secured by any lien on Property, whether or not the obligations have been assumed by the owner thereof; (viii) all other items of indebtedness which in accordance with GAAP would be included in determining total indebtedness as shown on the liability side of a balance sheet at the date as of which indebtedness is to be determined; and (ix) all indebtedness or liability of the Borrower to Conseco, Inc. with respect to a certain subordinated note more particularly described in Section 5.1(8) herein. Notwithstanding the foregoing, the term "Debt" shall not include (i) any indebtedness or liability associated with the issuance in 1996 by the Borrower of 300,000 shares of Class S preferred stock to various persons in settlement of a certain class action against the Borrower, the details of which have been disclosed to the Bank, (ii) any intercompany debt existing on the date hereof between the Borrower and Standard Management International, S.A., or (iii) any indebtedness existing on the date hereof between Standard Life and Standard Development, L.L.C.

        "DEFAULT" means any of the events specified in Section 10.1 of this Agreement, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

        "DOLLAR" and the sign "$" shall mean lawful money of the United States of America.

        "DOMESTIC LOAN" shall mean a Revolving Credit Loan or that portion of the Revolving Credit Loan which bears interest based on the Base Rate.

        "EBIT" means, for any Person, for any period earnings before Interest Expense, taxes and extraordinary items for such Person determined in accordance with GAAP.

        "ENVIRONMENTAL LAWS" means any and all past and current federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing obligations, liability or standards of conduct concerning environmental protection matters, including without limitation, Hazardous Materials, as now or may at any time hereafter be in effect.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended or supplemented from time to time, and the rules, regulations and published interpretations issued in connection therewith.

        "ERISA AFFILIATE" means any trade or business (whether or not incorporated) which, together with the Borrower, would be treated as a single employer under Section 4001 of ERISA.

        "EURODOLLAR LOAN" shall mean a Revolving Credit Loan or that portion of the Revolving Credit Loan which bears interest based on LIBOR.

        "EVENT OF DEFAULT" means any of the events specified in
Section 10.1 of this Agreement, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

        "FIRST WARRANT" shall have the meaning assigned to such term in
Section 2.12(a) herein.

        "FIXED CHARGE COVERAGE RATIO" means, as at any date and calculated on a consolidated basis, the ratio of (a) the sum of allowable dividends of the Borrower's insurance Subsidiaries and the Borrower's and its Subsidiaries' EBIT (calculated for the immediately preceding four fiscal quarters) to (b) the Borrower's and its Subsidiaries' Interest Expense plus the amount of principal installments and other principal maturities of Debt of the Borrower and its Subsidiaries (calculated for the four fiscal quarters immediately following such date).

        "GAAP" means, as to any Person, such accounting practice as, in the opinion of the independent accountants of recognized national standing regularly retained by such Person and acceptable to the Bank, conforms at the time to generally accepted accounting principles, consistently applied. "Generally accepted accounting principles" means those principles and practices (i) which are recognized as such by the Financial Accounting Standards Board, (ii) which are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the most recent financial statements of such Person furnished to the Bank, and
(iii) which are consistently applied for all periods after the date hereof so as to reflect properly the financial condition, and results of operations and changes in financial position, of such Person. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board in order for such principle or practice to continue as to generally accepted accounting principle or practice, all reports and financial statements required hereunder may be prepared in accordance with such change only after written notice of such change is given to the Bank, or only if such change is fully disclosed in such Person's financial statements.

        "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "HAZARDOUS MATERIALS" means, any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), defined or regulated as such in or under any Environmental Law.

        "INTEREST EXPENSE" shall mean, with respect to any Person, for any Period, the sum, for such Person in accordance with GAAP, of (a) all interest on Debt that is accrued as an expense during such period (including, without limitation, imputed interest on Capital Lease obligations), plus (b) all amounts paid, accrued or amortized as an expense during such period in respect of interest rate protection agreements, minus (c) all amounts received or accrued as income during such period in respect of interest rate protection agreements.

        "LIBOR" shall mean for any Eurodollar Loan for the then current Interest Period relating thereto, the rate per annum determined pursuant to the following formula:

        LIBOR       =               LIBOR BASE RATE
                                   1 - Reserve Percentage

                       "LIBOR BASE RATE" shall
                       mean the rate at which
                       Dollar deposits
                       approximately equal in
                       principal amount to such
                       Eurodollar Loan and for a
                       maturity approximately
                       equal to such Interest
                       Period are offered by major
                       banks to major banks in
                       immediately available funds
                       in the London interbank
                       market for Dollar deposits
                       three Business Days prior
                       to the first day of such
                       Interest Period.

                       "RESERVE PERCENTAGE" shall
                       mean the maximum marginal
                       percentage as prescribed by
                       the Board of Governors of
                       the Federal Reserve System
                       (or any successor) for
                       determining the reserve
                       requirement for Shawmut
                       Bank Connecticut, National
                       Association in respect of
                       Eurodollar deposits having
                       a maturity equal to the
                       Interest Period as the
                       Borrower may elect pursuant
                       to Sections 3.1 and 3.2
                       hereof.

        "INSURANCE CODE" shall mean the Insurance Code of the State of Indiana and any other applicable jurisdictions and any successor statute(s) of similar import, together with the regulations thereunder, as amended or otherwise modified and in effect from time to time. References to sections of the Insurance Code shall be construed to also refer to successor sections.

        "INTEREST PERIOD" shall mean the period provided for any Eurodollar Loan pursuant to Section 3.2.

        "LICENSE(S)" shall have the meaning assigned to such term in
Section 7.8 of this Agreement.

        "LIEN" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

        "LOAN(S)" means the Revolving Credit Loans.

        "LOAN DOCUMENTS" means this Agreement, the Note, the Pledge Agreement, the Warrants, Registration Rights Agreement, and all other agreements, instruments and documents related to or delivered by the Borrower or any Subsidiary in connection with any of the foregoing or the Loans.

        "MULTIEMPLOYER PLAN" means a Plan described in Section 4001(a)(3) of ERISA which covers employees of the Borrower or any ERISA Affiliate.

        "NAIC" means the National Association of Insurance Commissioners and any entity succeeding to any or all of its functions.

        "NON-USE FEE" shall have the meaning assigned to such term in
Section 2.5.

        "NOTE" shall have the meaning assigned to such term in Section
2.6 of this Agreement.

             "PAYMENT OFFICE" means the office of the Bank at 777 Main Street, Hartford, Connecticut 06115.

             "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

             "PERSON" means and includes any natural person, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, agency or political subdivision thereof, or other entity or organization of whatever nature, whether or not a legal entity.

             "PLAN" means any employee benefit or other plan established, maintained, or to which contributions have been made by the Borrower or any ERISA Affiliate.

             "PLEDGE AGREEMENT" means the Amended and Restated Pledge Agreement in the form of EXHIBIT B to be delivered by the Borrower under the terms of this Agreement.

             "PLEDGED SHARES" means one hundred percent (100%) of the shares of common stock issued by each of Standard Life and Standard Marketing owned by the Borrower, which shares have been pledged by the Borrower to the Bank under the terms of the Pledge Agreement.

             "PROHIBITED TRANSACTION" means any transaction set forth in
Section 406 of ERISA or Section 4975 of the Code.

             "PROPERTY" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

             "QUARTERLY PAYMENT DATE" means the first Business Day following the end of each March, June, September and December of each calendar year.

             "REAL PROPERTIES" shall have the meaning assigned to such term in Section 6.10 of this Agreement.

             "REGISTRATION RIGHTS AGREEMENT" means the registration rights agreement in the form of Exhibit D to be delivered by the Borrower under the terms of this Agreement.

             "REPORTABLE EVENT" means (i) any of the events set forth in Sections 4043, 4068 or 4063 of ERISA (ii) any event requiring the Borrower or any ERISA Affiliate to provide security to a Plan under
Section 401(a) (29) of the Code or (iii) any failure to make payments required by Section 412(m) of the Code.

             "REVOLVING CREDIT LOANS" shall have the meaning assigned to such term in Section 2.1 of this Agreement.

             "SAP" shall mean, as to the Borrower or any Subsidiary, the statutory accounting practices prescribed or permitted by NAIC and the insurance commissioner (or other similar authority) in the State of Indiana and any other applicable jurisdictions, for the preparation of an annual statement and other financial reports by insurance corporations of the same type as the Borrower or any such Subsidiary, consistently applied.

             "SECOND WARRANT" shall have the meaning assigned to such term in Section 2.12(a) herein.

             "SHELBY LIFE" means Shelby Life Insurance Company, a
Tennessee corporation.

             "STANDARD LIFE" means Standard Life Insurance Company of Indiana, an Indiana corporation.

             "STANDARD MARKETING" means Standard Marketing Corporation, an Indiana corporation.

             "SUBSIDIARY" means, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

             "TERMINATION DATE" means (a) November 8, 2003, or (b) such earlier date as payment of the Loans shall be due (whether by acceleration or otherwise).

             "THIRD WARRANT" shall have the meaning assigned to such term in Section 2.12(b) herein.

             "WARRANTS" means those certain warrants in the form of Exhibit C delivered by the Borrower to the Bank pursuant to Section 2.12 of this Agreement.


             SECTION 1.11834 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 6.4 of this Agreement, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.



                               ARTICLE I.

                      AMOUNT AND TERMS OF THE LOANS


             SECTION 1.11834 REVOLVING CREDIT LOANS. The Bank agrees on the terms and conditions hereinafter set forth, to make loans (the "Revolving Credit Loans") to the Borrower from time to time during the period from the date of this Agreement, up to, but not including, the Termination Date, in an aggregate amount not to exceed at any time outstanding Sixteen Million Dollars ($16,000,000), as such amount shall be reduced pursuant to Section 2.2 of this Agreement (the "Commitment"). Each Revolving Credit Loan shall be either a Domestic Loan or a Eurodollar Loan as the Borrower may elect subject to the provisions of this Agreement. Within the limits of the Commitment, and subject to the terms and conditions of this Agreement, the Borrower may borrow, prepay pursuant to Section 2.8 and 3.4 of this Agreement, and reborrow under this Section 2.1.


             SECTION 2.11834 REDUCTION OF COMMITMENT. (a) The Commitment shall be reduced to (i) $13,333,334 on November 8, 1998 so that, for the period beginning November 8, 1998 through November 8, 1999, the Revolving Credit Loans made by the Bank to the Borrower shall not in the aggregate exceed $13,333,334; (ii) $10,666,668 on November 8, 1999 so that, for the period beginning November 8, 1999 through November 8, 2000, the Revolving Credit Loans made by the Bank to the Borrower shall not in the aggregate exceed $10,666, 668; (iii) $8,000,002 on November 8, 2000 so that, for the period beginning November 8, 2000 through November 8, 2001, the Revolving Credit Loans made by the Bank to the Borrower shall not in the aggregate exceed $8,000,002; (iv) $5,333,336 on November 8, 2001 so that, for the period beginning
November 8, 2001 through November 8, 2002, the Revolving Credit Loans made by the Bank to the Borrower shall not in the aggregate exceed $5,333,336; and (v) $2,666,666 on November 8, 2002, so that, for the period beginning November 8, 2002 through the Termination Date, the Revolving Credit Loans made by the Bank to the Borrower shall not in the aggregate exceed $2,666,666.



             (b) The Borrower shall not have any right to terminate in whole or reduce in part the unused portion of the Commitment.


             SECTION 3.11834  NOTICE AND MANNER OF BORROWING.

             When the Borrower desires to request Revolving Credit Loans hereunder: (a) in the case of a Eurodollar Loan, it shall give the Bank prior notice (which shall be at least three (3) Business Days prior, such notice to be effective upon receipt by the Bank), confirmed in writing, specifying the date of the proposed borrowing (which shall be a Business
Day), the amount to be borrowed (which amount shall be in the minimum amount of $1,000,000 and in integrals of $100,000 above) and the duration of the first Interest Period therefor; and (b) in the case of a Domestic Loan, it shall give the Bank prior written or telephonic notice on or before 11:00 a.m. (Connecticut time) on the date of such borrowing (such notice to be effective upon receipt by the Bank) of the amount (which amount, if such Domestic Loan does not utilize the Commitment in full, shall be in an amount not less than $200,000) and date of the proposed borrowing (which shall be a Business Day), and if by telephonic notice, confirmed in writing. Not later than 3:00 p.m. (Connecticut time) on the date of such Revolving Credit Loan request and upon fulfillment of the applicable conditions set forth in Article V of this Agreement, the Bank will make such Revolving Credit Loan available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower's account with the Bank.


             SECTION 4.11834 CLOSING FEE. The Borrower agrees to pay to the Bank a closing fee (the "Closing Fee") in an amount equal to $100,000 on the date of this Agreement.


             SECTION 5.11834 NON-USE FEE.. The Borrower agrees to pay to the Bank a non-use fee (the "Non-Use Fee") on the average daily unused portion of the Commitment then available to the Borrower from the date of this Agreement until the Termination Date at the rate of one-half of one percent ( 1/2 of 1%) per annum, based on a year of 360 days for the actual days elapsed, payable (1) on each Quarterly Payment Date during the term of the Commitment, commencing on the first Business Day following the date of this Agreement, and (2) on the Termination Date, or upon such earlier date as the Commitment shall be terminated.


             SECTION 6.11834 COMMITMENT FEE. The Borrower agrees to pay to the Bank a commitment fee (the "Commitment Fee") on $10,000,000 at the rate of one-quarter of one percent (1/4 of 1%) per annum, based on a year of 360 days for the actual days elapsed, payable for the period beginning on July 18, 1996 and ending on the date hereof .



             SECTION 7.11834 THE NOTE. All Revolving Credit Loans made by the Bank under this Agreement shall be evidenced by, and repaid with interest in accordance with, a single Amended and Restated Promissory Note of the Borrower in substantially the form of EXHIBIT A of this Agreement, duly completed, in the principal amount of up to $16,000,000, dated the date of this Agreement, payable to the Bank (the "Note"), and maturing as to principal on the Termination Date. The Bank is hereby authorized by the Borrower to endorse on the schedule attached to the Note the amount of each Revolving Credit Loan and of each payment of principal received by the Bank on account of the Revolving Credit Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Revolving Credit Loans made by the Bank; provided, however, that the failure to make such notation with respect to any Revolving Loan or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Note.


             SECTION 8.11834 METHOD OF PAYMENT. The Borrower shall make each payment under this Agreement and under the Note not later than 12:00 noon (Connecticut time) on the date when due in lawful money of the United States to the Bank at the Payment Office in immediately available funds. The Borrower hereby authorizes the Bank to charge from time to time against any account of the Borrower with the Bank, including, without limitation, account #50464080, any principal and interest payments and any other amount so due under this Agreement or the Note. Whenever any payment to be made under this Agreement or under the Note shall be stated to be due on any day which is not a Business Day (except with respect to any Eurodollar Loan), such payment shall be made on the next succeeding Business Day, and additional interest and Commitment Fee shall accrue and be payable for the period of such extension.


             SECTION 9.11834 MANDATORY PREPAYMENTS. (a) The Borrower must immediately prepay following each reduction of the Commitment, as specifically set forth in Section 2.2 herein, the amount by which the aggregate principal amount of all outstanding Loans exceeds the Commitment then available, together with accrued interest to the date of such prepayment on the principal amount prepaid. If, at any time, the Bank determines that the aggregate principal amount of outstanding Loans exceeds the then available Commitment, the Borrower shall, upon demand, immediately prepay an amount equal to such excess, together with accrued interest to the date of such prepayment on the principal amount prepaid.



             (b) The Borrower must also immediately prepay any losses or expenses incurred by the Bank for which the Borrower has agreed to indemnify the Bank pursuant to Section 4.4 herein.



             (c) Each such prepayment in accordance with paragraph (a) above shall be applied, first, to any expenses incurred by the Bank; second, to any interest due on the amount prepaid; third, to the outstanding principal amount of the Domestic Loans; and, last, to the outstanding principal amount of Eurodollar Loans, in each case in such manner as the Bank in its discretion shall determine.



             SECTION 10.11834  [Intentionally Omitted]


             SECTION 11.11834 USE OF PROCEEDS; SUBLIMIT. The entire proceeds of the Loans hereunder shall be used by the Borrower for surplus and acquisition financing purposes only and, specifically, shall be used by the Borrower to finance the acquisition of Shelby Life from Delta Life and Annuity Company, provided, however, that, in addition, up to $4,000,000 of the proceeds of the Loans may be used by the Borrower for repurchases of (a) preferred stock of the Borrower which is below book value or (b) common stock of the Borrower from the Borrower's Subsidiary, Standard Life. The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.



             SECTION 12.11834 SECURITY. Payment of the Loans shall be secured by a pledge made by the Borrower of 100% of the outstanding shares of common stock and preferred stock, if any, of two of the Borrower's Subsidiaries, Standard Life and Standard Marketing, all of which stock is owned by the Borrower.



             SECTION 13.11834 WARRANTS. (a) In order to induce the Bank to make the Loans to the Borrower, the Borrower delivered to the Bank, on November 21, 1995, (i) a Warrant entitling the Bank to subscribe for and purchase 12,000 shares of common stock of the Borrower on the date of this Agreement (said Warrant for 12,000 shares of common stock being referred to herein as the "First Warrant") and (ii) a Warrant entitling the Bank to subscribe for and purchase 18,000 shares of common stock of the Borrower on the date of this Agreement (said Warrant for 18,000 shares of common stock being referred to herein as the "Second Warrant"). The First Warrant is exercisable by the Bank immediately or at any time prior to November 21, 2002. Notwithstanding anything to the contrary set forth in the Second Warrant or the Registration Rights Agreement, the Bank is only entitled to exercise the Second Warrant for shares of common stock of the Borrower to the extent that the Bank has made advances to the Borrower under the terms of this Agreement as
follows:   for each $1,000,000 of the Commitment borrowed or re-borrowed by the Borrower from the Bank under the terms hereof, the Bank is entitled to exercise the right to purchase 3,000 shares of common stock of the Borrower under the terms of the Second Warrant on or prior to November 21, 2002 (i.e., if the Bank makes an advance or advances to the Borrower aggregating $1,000,000, the Bank has the immediate right under the Second Warrant to purchase 3,000 shares of common stock of the Borrower following the making of such advance(s); if the Bank makes an advance or advances to the Borrower aggregating $2,000,000, the Bank has the immediate right under the Second Warrant to purchase 6,000 shares of common stock of the Borrower following the making of such advance(s); if the Bank makes an advance or advances to the Borrower aggregating $3,000,000, the Bank has the immediate right under the Second Warrant to purchase 9,000 shares of common stock of the Borrower following the making of such advance(s); if the Bank makes an advance or advances to the Borrower aggregating $4,000,000, the Bank has the immediate right under the Second Warrant to purchase 12,000 shares of common stock of the Borrower following the making of such advance(s); if the Bank makes an advance or advances to the Borrower aggregating $5,000,000, the Bank has the immediate right under the Second Warrant to purchase 15,000 shares of common stock of the Borrower following the making of such advance(s); and, if the Bank makes an advance or advances to the Borrower aggregating $6,000,000, the Bank has the immediate right under the Second Warrant to purchase 18,000 shares of common stock of the Borrower following the making of such advance(s)). The Bank acknowledges that the maximum number of shares of common stock of the Borrower which the Bank shall be entitled to purchase under the First Warrant and the Second Warrant is 30,000.

             (b) The Borrower acknowledges that, as of the date hereof, the Bank has made advances to the Borrower aggregating $5,600,000, and, therefore, as of the date hereof, has the immediate right under the Second Warrant to purchase 15,000 shares of common stock of the Borrower. On or about the date hereof, the Bank contemplates that Loans in the aggregate amount in excess of $6,000,000 will be advanced to the Borrower. Notwithstanding the foregoing, to the extent that Loans in the aggregate amount of $6,000,000 are not advanced by the Bank to the Borrower under the terms of this Agreement and the Bank is not entitled to purchase a total of 18,000 shares of common stock of the Borrower under the Second Warrant by such date which is 10 days prior to November 21, 2002, the Bank shall have the immediate right under the Second Warrant on any such date which is 10 days prior to and including November 21, 2002 to purchase such number of shares of common stock of the Borrower which is equal to the number of dollars advanced by the Bank to the Borrower, but only up to and including $6,000,000, under the terms of this Agreement multiplied by .003.

             (c) In order further to induce the Bank to make the Loans to the Borrower, the Borrower delivered to the Bank on or about July 18, 1996, a Warrant entitling the Bank to subscribe for and purchase 30,000 additional shares of common stock of the Borrower on the date of this Agreement (said Warrant for 30,000 additional shares of common stock being referred to herein as the "Third Warrant"). The Third Warrant shall be exercisable by the Bank immediately or at any time prior to July 18, 2003.

             (d) In addition to the other rights of the Bank more particularly described in the Warrants, the Bank shall at any time have the right to either (i) receive from the Borrower, for each of the shares of Common Stock purchased under the Warrants, a payout in cash equal to the spread between (a) the Current Market Price (as defined in the Warrants) of the shares of common stock of the Borrower and (b) the Current Warrant Price (as defined in the Warrants) for the shares of common stock of the Borrower, or (ii) request the Borrower to register the shares subscribed for and purchased under the Warrants, subject to the terms and conditions of the Warrants and the Registration Rights Agreement, provided, however, that the Borrower may, at its sole option, elect to make a cash payout as calculated in (i) above to the Bank in lieu of proceeding with the registration of such shares.



                               ARTICLE I.

                 INTEREST, INTEREST PERIODS, PREPAYMENTS


             SECTION 1.11834  INTEREST RATE.

                  a. INTEREST RATES. Subject to the provisions of this Agreement, each Revolving Credit Loan shall bear interest at a rate per annum as the Borrower may elect equal to (1) in the case of Domestic Loans at the Base Rate plus one (1) percentage point; or (2) in the case of Eurodollar Loans at LIBOR plus three and one-quarter (3 1/4 ) percent age points for Interest Periods of one, two, three or six months as the Borrower may elect.

                  b. PAYMENT OF INTEREST, DEFAULT RATES. Interest on each Eurodollar Loan shall be payable at the Payment Office on the last Business Day of each Interest Period. Interest on each Domestic Loan shall be payable at the Payment Office on each Quarterly Payment Date during the term of this Agreement. In addition, interest on any Revolving Credit Loans shall be payable on the date of any prepayment (on the amount prepaid) and at maturity (whether by acceleration or otherwise). Any principal amount not paid within three (3) Business Days after the due date (at maturity, by acceleration, or otherwise) shall bear interest thereafter until paid in full, payable on demand, at a rate which shall be two percent (2%) above the rate which would otherwise be applicable. Interest shall be calculated on the basis of a 360 day year for the actual number of days involved and the interest rate with respect to any Domestic Loan shall change on the effective date of any change in the Base Rate without notice or demand of any kind.


             1.11834 INTEREST PERIODS. Each Interest Period of a Eurodollar Loan shall commence on the date such Eurodollar Loan is made and shall end on the date as the Borrower may elect as set forth in
Section 3.1 provided that:

                  a. any Interest Period which would otherwise end on a day which is not a Business Day shall be the next preceding Business Day;

                  b. each Interest Period which commences during an Interest Period in effect for outstanding Eurodollar Loans shall end on the last day of such Interest Period then in effect for loans of the same type;

                  c. all Interest Periods which commence on the same date shall end on the same date;

                  d. each Interest Period which commences before, and would otherwise end after, the Termination Date, shall end on the Termination Date; and

                  e. any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end, shall (subject to clause (a) above) end on the last day of such calendar month.

The Borrower shall elect the initial Interest Period applicable to a Eurodollar Loan by its notice of borrowing given to the Bank pursuant to
Section 2.3. The Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to the Bank of such duration not less than three (3) Business Days prior to the last day of the then current Interest Period applicable thereto. If the Bank does not receive timely notice of the Interest Period elected by the Borrower, the Borrower shall be deemed to have elected to convert to Domestic Loan subject to Section 3.3 herein below.


             3.3 CHANGE IN INTEREST RATE OPTION. Provided that no Event of Default shall have occurred and is continuing, and no event, which with the passage of time or the giving of notice or either, shall be existing, the Borrower, may, on any Business Day, opt to change any outstanding Eurodollar Loan or Domestic Loan into a Revolving Credit Loan of another type of the same aggregate principal amount, provided such aggregate principal amount meets the minimum borrowing amount requirements of Section 2.3(a) hereof, and provided further, that any such change of a Eurodollar Loan to a Domestic Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Loan. If the Borrower desires to exercise such option, it shall give the Bank not less than three (3) Business Days' prior written notice, specifying the date of such change, the Revolving Credit Loans to be converted and if the option is to change from a Domestic Loan to a Eurodollar Loan, the duration of the first Interest Period therefor.


             3.4 PREPAYMENTS. At its option and, in the case of a Domestic Loan, upon the giving of prior written or telephone notice on or before 1:00 p.m. (Connecticut time) on the date of such prepayment (such notice to be effective upon receipt by the Bank, upon three (3) Business Days' prior notice confirmed in writing, the Borrower may prepay any Domestic Loans or Eurodollar Loans in whole or in part from time to time, without premium or penalty, but with accrued interest on the principal being prepaid to the date of such prepayment provided that: (i) each partial prepayment shall be in the amount of $100,000 or in integral multiples thereof; and (ii) a Eurodollar Loan may only be prepaid on the last Business Day of the then current Interest Period with respect thereto. In the event that any prepayment of a Eurodollar Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, the Borrower shall indemnify the Bank therefor in accordance with Section 4.4 hereof.



                               ARTICLE I.

                      FUNDING AND YIELD PROTECTION


             SECTION 1.11834 ILLEGALITY. Notwithstanding any other provisions hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof shall make it unlawful for the Bank to make or maintain Eurodollar Loans, the obligation of the Bank hereunder to make Eurodollar Loans shall forthwith be cancelled and the Borrower shall, if any such Revolving Credit Loans are then outstanding, promptly upon request from the Bank, either pay all such Eurodollar Loans or convert such Eurodollar Loans to Domestic Loans. If any such payment or conversion of the Eurodollar Loans is made on a day that is not the last Business Day of the then current Interest Period applicable to such Eurodollar Loans the Borrower shall pay the Bank, upon the Bank's request, such amount or amounts as may be necessary to compensate the Bank for any loss or expenses sustained or incurred by the Bank in respect of the Eurodollar Loans as a result of such payment or conversion, including (but not limited to), any interest or other amounts payable by the Bank to lenders of funds obtained by the Bank in order to make or maintain such Revolving Credit Loans. The Bank shall prepare a certificate as to any additional amounts payable pursuant to the foregoing sentence which certificate shall be submitted by the Bank to the Borrower and shall be conclusive absent manifest error.


             SECTION 2.11834  INCREASED COSTS.  In the event that
applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

                  a. subject to the Bank (or a Bank affiliate) to any tax of any kind whatsoever with respect to the Agreement, the Commitment, the Closing Fee, the Non-Use Fee or any Loan or change the basis of taxation of payments to the Bank (or a Bank affiliate) of principal, fees, interest or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of the Bank);

                  b. impose, modify or hold applicable any reserve, special deposit or similar requirements against assets held by, or deposits in or for the account of the Commitment, the Loans, the advances or any loan or any other loans by, or other commitments to extend credit or other credit extended or committed now or hereafter by the Bank (or a Bank affiliate), including (without limitation) pursuant to Regulations of the Board of Governors of the Federal Reserve System; or

                  c. impose on the Bank (or a Bank affiliate) any other condition with respect to this Agreement, the Commitment, the Commitment Fee, the Non-Use Fee, the Note, or any Loan hereunder;


             and the result of any of the foregoing is to increase the cost to the Bank (or a Bank affiliate) of making, renewing or maintaining its Commitment or its Loans hereunder (or any part thereof) by an amount that the Bank deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Commitment or the Loans by an amount that the Bank deems to be material, then, in any case, the Borrower shall promptly pay the Bank, upon its demand, such additional amount as will compensate the Bank for such additional cost or such reduction, as the case may be. The Bank shall certify the amount of such additional cost or reduced amount to the Borrower, and such certification shall be conclusive, absent manifest error.


             1.11834 BASIS FOR DETERMINING INTEREST RATE INADEQUATE OR UNFAIR. In the event that the Bank shall have determined that (a) by reason of circumstances affecting the Interbank Eurodollar market, adequate and reasonable means do not exist for determining the LIBOR, or
(b) Dollar deposits in the relevant amount and for the relevant maturity are not available to the Bank in the Interbank Eurodollar market, with respect to a proposed Eurodollar Loan or an outstanding Eurodollar Loan, the Bank shall give the Borrower prompt notice of such determination. If such notice is given (a) any requested Eurodollar Loan shall be made as a Domestic Loan, unless the Borrower gives the Bank one Business Day's prior written notice that its request for such borrowing is cancelled;
(b) any Revolving Credit Loan which was to have been converted to a Eurodollar Loan shall be continued as a Domestic Loan; and (c) any outstanding Eurodollar Loan shall be converted to a Domestic Loan on the last Business Day of the then current Interest Period for such Eurodollar Loan. Until such notice has been withdrawn, the Bank shall have no obligation to make Eurodollar Loans or maintain outstanding Eurodollar Loans and the Borrower shall not have the right to convert Revolving Credit Loans to Eurodollar Loans.


             SECTION 2.11834 INDEMNITY. The Borrower agrees to indemnify the Bank and to hold the Bank harmless from any loss or expense that it may sustain or incur as a consequence of any prepayment or any default by the Borrower in the payment of the principal of or interest on any Eurodollar Loan or failure by the Borrower to complete a borrowing or, a prepayment of or conversion of or to a Eurodollar Loan after notice thereof has been given, including (but not limited to) any interest payable by the Bank to lenders of funds obtained by it in order to make or maintain its Revolving Credit Loans hereunder.


             SECTION 3.11834 SURVIVAL. The obligations of the Borrower under this Article IV shall survive the termination of this Agreement and payment of the Note and the Loans.



                               ARTICLE I.

                          CONDITIONS PRECEDENT


             SECTION 1.11834  CONDITIONS PRECEDENT TO THE INITIAL
REVOLVING CREDIT LOAN. The obligation of the Bank to make the initial Revolving Credit Loan to the Borrower is subject to the condition precedent that the Bank shall have received on or before the day of such Revolving Credit Loan each of the following, in form and substance satisfactory to the Bank and its counsel:

             (1)  AGREEMENT.  This Agreement;

             (2)  NOTE.  The Note, duly executed by the Borrower;

             (3) CERTIFICATE OF THE BORROWER. A certificate (dated as of the date of this Agreement) of the Secretary of the Borrower, certifying, among other things, (a) a true and correct copy of the Certificate of Incorporation of the Borrower, and all amendments, if any, thereto, (b) a true and correct copy of the By-Laws of the Borrower as then in effect, (c) copies of all corporate action taken by the Borrower, including resolutions of its Board of Directors (i) authorizing the execution, delivery, and performance of this Agreement, the Note, the Pledge Agreement, the Warrants and each other document to be delivered by the Borrower pursuant to this Agreement, and (d) the names and true signatures of the officers of the Borrower authorized to sign this Agreement, the Note, and each other document to be delivered by the Borrower under this Agreement;

             (4) PLEDGE AGREEMENTS; STOCK CERTIFICATES. The Pledge Agreements duly executed by the Borrower, together with certificates representing the Pledged Shares referred to therein accompanied by undated stock powers executed in blank;

             (5) REGISTRATION RIGHTS AGREEMENT. The Registration Rights Agreement, duly executed by the Borrower;

             (6) WARRANTS. The requisite number of Warrants pursuant to the terms of Section 2.12 herein;

             (7) OPINION OF COUNSEL FOR THE BORROWER. A favorable opinion of counsel for the Borrower, Standard Life and Standard
Marketing, in form and substance satisfactory to the Bank in all respects, dated the date of this Agreement;

             (8) SUBORDINATED NOTE. A copy of the Subordinated Note in the principal amount of $4,000,000 payable by the Borrower to Conseco, Inc., together with evidence of subordination of such indebtedness to the payment of all obligations owed by the Borrower to the Bank under the Loan Documents and a copy of all Warrants issued by the Borrower to Conseco, Inc.;

             (9) EVIDENCE OF ACQUISITION. Evidence with respect to the acquisition by the Borrower of Shelby Life;

             (10) INSURANCE REGULATORY APPROVALS. Evidence of all applicable insurance regulatory approvals, if any, which are necessary or required in connection with the Borrower's execution, delivery and performance of the Loan Documents; and

             (11) SCHEDULE OF INSURANCE. A schedule of insurance then in effect pursuant to Section 7.5 of this Agreement.


             SECTION 1.11834 CONDITIONS PRECEDENT TO ALL LOANS. The obligation of the Bank to make each Loan (including the initial Revolving Credit Loan) shall be subject to the further conditions precedent that
(a) the Bank shall have received written or telephonic notice of each such Loan pursuant to Section 2.3 of this Agreement, (b) the Bank shall have received the right to exercise the requisite number of Warrants pursuant to the terms of Section 2.12 herein, (c) a favorable opinion of counsel, in form and substance satisfactory to the Bank in all respects, with respect to the issuance of the Warrants, and (d) on the date of each such Loan (i) the following statements shall be true (and the acceptance by the Borrower of the proceeds of such Loan shall constitute a representation and warranty by the Borrower to the effect that):

             (1)  The representations and warranties contained in
Article VI of this Agreement are true and correct on and as of the date of such Loan as though made on and as of such date; and

             (2) No Default or Event of Default has occurred and is continuing, or would result from such Loan; and

             (3) The Borrower shall have complied and shall then be in compliance with all the terms, covenants and conditions of the Agreement; and

             (4) No material adverse change shall have occurred in the financial condition or business operations of the Borrower or any of its Subsidiaries as determined by the Bank and the Bank shall have not determined that an event has occurred which materially adversely affects, or may materially adversely effect, the ability of the Borrower to perform its obligations under this Agreement or the Note; and

             (5) The Bank shall have received such other approvals, opinions, or documents as the Bank may reasonably request.



                               ARTICLE I.

                     REPRESENTATIONS AND WARRANTIES

             In order to induce the Bank to enter into this Agreement and to make the Loans, the Borrower makes the following representations and warranties to the Bank:


             SECTION 1.11834 INCORPORATION, GOOD STANDING AND DUE QUALIFICATION. The Borrower and each of its Subsidiaries are corporations duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of their respective incorporation; have the corporate power and authority to own their respective assets and to transact the business in which they are now engaged; and are duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.


             SECTION 2.11834 POWER AND AUTHORITY. The execution, delivery, and performance by the Borrower of the Loan Documents has been duly authorized by all necessary corporate action and do not and will not
(i) require any consent or approval of its stockholders which has not been obtained, (ii) contravene its charter or by-laws, (iii) violate any provision of any law, rule, regulation (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to the Borrower, (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which the Borrower is a party or by which it or its Properties may be bound or affected; (v) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the Properties now owned or hereafter acquired by the Borrower, except for Liens in favor of the Bank; or (vi) cause the Borrower to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.


             SECTION 3.11834 LEGALLY ENFORCEABLE AGREEMENT. This Agreement is, and the Note when delivered under this Agreement will be, the legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.


             SECTION 4.11834  FINANCIAL STATEMENTS.

                  a. The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 1995, and the related consolidated statements of income, stockholders' equity, and cash flows of the Borrower and its Subsidiaries for the fiscal year ended on December 31, 1995, and the accompanying footnotes, together with (i) the opinion thereon dated March 18, 1996 of Ernst & Young, independent certified public accountants, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such dates, and the consolidated results of their operations for the periods covered by such statements, all in accordance with GAAP applied on a consistent basis. Neither the Borrower nor any Subsidiary has any material fixed or contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments which are not reflected in such financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since December 31, 1995. Since December 31, 1995, there has been no material adverse change in the consolidated financial condition or operations, or the prospects or business taken as a whole, of the Borrower and its Subsidiaries from that set forth in said financial statements as at said date, other than as previously disclosed by the Borrower to the Bank in Form 10-Q filings for the periods ended March 31, 1996 and June 30, 1996.

                  b. The individual balance sheet of the Borrower and each of its Subsidiaries as at December 31, 1995, and the related individual statements of income and stockholders' equity of the Borrower and each of its Subsidiaries for the fiscal year ended on said date, copies of which have been furnished to the Bank, fairly present in all material respects the individual financial condition of the Borrower and each of its Subsidiaries as at such date, and the individual results of their respective operations for the period covered by such statements, all in accordance with GAAP applied on a consistent basis. Since December 31, 1995, there has been no material adverse change in the individual financial condition or operations, or the prospects or business, of the Borrower or any Subsidiary from that set forth in said financial statements as at said date, other than as previously disclosed by the Borrower to the Bank in Form 10-Q filings for the periods ended March 31, 1996 and June 30, 1996.

                  c. The Annual Statement of Standard Life as filed with the Insurance Department of the State of Indiana for the fiscal year ended December 31, 1995, a copy of which has been furnished to the Bank, is complete and fairly presents the financial condition of Standard Life as at such date and the results of operations of Standard Life for such period, all in accordance with SAP.


             SECTION 1.11834  NO MATERIAL MISREPRESENTATION.  No
information, exhibit, or report furnished by the Borrower to the Bank in connection with the negotiation, execution and delivery of this Agreement or the Note contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading.


             SECTION 2.11834 LABOR DISPUTES AND ACTS OF GOD. Neither the business (other than in the ordinary course of its insurance operations) nor the Properties of the Borrower or any Subsidiary of the Borrower is affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, requisition or taking of property, or other casualty (whether or not covered by insurance), which materially and adversely affects such business or Properties or the operations of the Borrower or any such Subsidiary.


             SECTION 3.11834 OTHER AGREEMENTS. Neither the Borrower, nor any Subsidiary of the Borrower, is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction, which could have a material adverse effect on its business, Properties, operations, or condition (financial or otherwise), or the ability of the Borrower to carry out its obligations under the Loan Documents. Neither the Borrower, nor any Subsidiary of the Borrower, is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its Properties or business to which it is a party.


             SECTION 4.11834 LITIGATION. Except as disclosed in SCHEDULE ONE hereto, there is no pending, or to knowledge of the Borrower, threatened action, suit, investigation, or proceeding against or affecting the Borrower, or any Subsidiary of the Borrower, before any court, governmental agency, or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, Properties, or business of the Borrower or any Subsidiary of the Borrower or the ability of the Borrower to perform its obligations under the Loan Documents.


             SECTION 5.11834 GOVERNMENTAL APPROVALS. Except as has already been obtained or completed, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, notice to, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with (i) the execution, delivery and performance by the Borrower of the Loan Documents, or (ii) the legality, validity, binding effect or enforceability of the Loan Documents.


             SECTION 6.11834 NO DEFAULTS ON OUTSTANDING JUDGMENTS OR ORDERS. The Borrower and each of its Subsidiaries have satisfied all judgments, and neither the Borrower nor any such Subsidiary is in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.


             SECTION 7.11834 OWNERSHIP AND LIENS. The Borrower and each of its Subsidiaries have good, valid and defensible title to all other respective material Properties, subject to no material Liens, except
(i) as disclosed in SCHEDULE TWO hereto, (ii) for covenants, restrictions, rights, easements, Liens, encumbrances and minor irregularities in title which do not materially interfere with the occupation, use and enjoyment of such Properties in the normal course of business as presently conducted or materially impair the value thereof for such business, and (iii) Liens otherwise permitted or contemplated by
Section 6.1 hereof. In all material respects, the Borrower and each of its Subsidiaries enjoy peaceful and undistributed possession under all leases under which they respectively operate, and all such leases are valid and subsisting in all material respects with no default existing thereunder.


             SECTION 8.11834 SUBSIDIARY. The Borrower owns, directly or indirectly, 100% of the issued and outstanding capital stock of each of Standard Life, Standard Marketing, Standard Advertising, Inc., Standard Administrative Services, Inc., Standard Management International, S.A., Premium Life (Bermuda), Ltd. and Premium Life (Luxembourg), S.A. In addition, the Borrower owns 72% of the issued and outstanding capital stock of Standard Reinsurance of North America, Ltd.; Standard Life owns 99% of the issued and outstanding capital stock of Dixie National Life Insurance Company; Standard Marketing Corporation owns 57.5% of the interests in Standard Development, L.L.C.; and Standard Marketing International, Ltd. and Standard Investor Services Corporation are Subsidiaries of Standard Marketing. Neither the Borrower, Standard Life nor Standard Marketing have any other Subsidiaries. All such stock has been validly issued, is fully paid and non-assessable, and is owned by the Borrower and/or its Subsidiaries free and clear of all Liens.


             SECTION 9.11834 ERISA. The Borrower and each of its Subsidiaries are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administrate, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan; the Borrower and each ERISA Affiliate has met its minimum funding requirements under ERISA with respect to all of its Plans and the present fair market value of all Plan assets exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Borrower or any ERISA Affiliate to the PBGC or the Plan under Title IV of ERISA; and neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.


             SECTION 10.11834 ENVIRONMENTAL MATTERS. Each of the representations and warranties set forth in paragraphs (a) through (e) of this Section is true and correct with respect to each parcel of real property owned or operated by the Borrower or any Subsidiary (the "Real Properties"), except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct would not have a material adverse effect on the consolidated financial condition or operations of the Borrower and its Subsidiaries or the Borrower's ability to meet or fulfill the requirements of any of the Loan Documents.

                  a. The Real Properties do not contain, and have not previously contained, in, on, or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials.

                  b. The Real Properties and all operations and facilities at the Real Properties are in compliance with all Environmental Laws, and there is no Hazardous Materials contamination or violation of any Environmental Law which would interfere with the continued operation of any of the Real Properties or impair the fair saleable value thereof. For purposes of this clause (b), "fair saleable value" of any Real Properties means the gross amount (without deductions for costs of sale, taxes , or other payments) of money that might be expected to be realized, as of the evaluation date, from an interested purchaser aware of all relevant information and a seller, equally informed, who is interested in disposing of any such Real Properties.

                  c. Neither the Borrower nor any of its Subsidiaries has received any complaint, notice of violation, alleged violation, investigation or advisory action or of potential liability or of potential responsibility regarding environmental protection matters or permit compliance with regard to the Real Properties, nor is the Borrower aware that any Governmental Authority is contemplating delivering to the Borrower or any of its Subsidiaries any such notice.

                  d. Hazardous Materials have not been generated, treated, stored, disposed of, at, on or under any of the Real Properties, nor have any Hazardous Materials been transferred from the Real
Properties to any other location.

                  e. There are no governmental, administrative or judicial proceedings pending or contemplated under any Environmental Laws to which the Borrower or any of its Subsidiaries is or will be named as a party with respect to the Real Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Real Properties.


             SECTION 1.11834 OPERATION OF BUSINESS. The Borrower and each of its Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and neither the Borrower nor any of its Subsidiaries knows of any conflict with or violation of any valid rights of others with respect to any of the foregoing.


             SECTION 2.11834 TAXES. The Borrower and each of its Subsidiaries have filed all tax returns (foreign, federal, state and local) required to be filed and have paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties.


             SECTION 3.11834 REGULATION U. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stocks. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause the Note or this Agreement to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.


             SECTION 4.11834 DEBT AND LIENS. Set forth in SCHEDULE THREE hereto is a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties, Capital Leases, and other investments, agreements, and arrangements presently in effect providing for or relating to Debt in respect of which the Borrower or any Subsidiary of the Borrower is in any manner directly or contingently obligated; and the maximum principal or face amounts of such Debt, which are outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule.


             SECTION 5.11834 INVESTMENT COMPANY ACT. Neither the Borrower nor any Subsidiary of the Borrower is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.



             SECTION 6.11834 NO OTHER LINES OF CREDIT. Except for a certain line of credit in the amount of up to $1,000,000 British Pounds Sterling issued in favor of Premier Life (Bermuda), Ltd., a Subsidiary of Standard Management International, S.A., all other lines of credit previously issued by creditors in favor of the Borrower have been cancelled on or prior to the date hereof, and, except for the Loans to be made by the Bank to the Borrower under this Agreement, the Borrower has no other lines of credit available for the Borrower's use.

             SECTION 7.11834 MERGER OF SHELBY LIFE. On the date hereof, following the acquisition by the Borrower of Shelby Life from Delta Life and Annuity Company, Shelby Life shall be merged into Standard Life.



                               ARTICLE I.

                          AFFIRMATIVE COVENANTS

             So long as any Note shall remain unpaid, or the Bank shall have any Commitment under this Agreement, the Borrower will:


             SECTION 1.11834 MAINTENANCE OF EXISTENCE. Preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required.


             SECTION 2.11834 MAINTENANCE OF RECORDS. Keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied and SAP, as applicable, reflecting all financial transactions of the Borrower and its Subsidiaries.


             SECTION 3.11834 MAINTENANCE OF PROPERTIES. Maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, all of its Properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.


             SECTION 4.11834 CONDUCT OF BUSINESS. Continue, and cause each Subsidiary to continue, to engage in an efficient and economical manner in a business of the same general type as now conducted by it on the date of this Agreement.


             SECTION 5.11834 MAINTENANCE OF INSURANCE. Maintain and cause each Subsidiary to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.


             SECTION 6.11834 COMPLIANCE WITH LAWS. Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, and orders of all foreign, federal, state, county, municipal and all other applicable governments, departments, commissions, boards, courts and authorities, required for the performance or conduct of its operations, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its Properties.


             SECTION 7.11834  ENVIRONMENTAL LAWS.

                  a. Comply with, and ensure compliance by all tenants and subtenants, if any, with all Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws, except to the extent that failure to do so would not have a material adverse effect on the consolidated financial condition or operations of the Borrower and its Subsidiaries or the Borrower's ability to meet or fulfill the requirements of any of the Loan Documents.

                  b. Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under all Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities respecting all Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings would not have a material adverse effect on the consolidated financial condition or operations of the Borrower and its Subsidiaries or the Borrower's ability to meet or fulfill the requirements of any of the Loan Documents.

                  c. Defend, indemnify and hold harmless the Bank, and its employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to
(i) the presence of Hazardous Materials, at anytime, in, on, under, or emanating from the Real Properties; (ii) the imposition of any lien on the Real Properties pursuant to Connecticut General
Statutes <section> 22a-452 and (iii) the violation of or noncompliance with any Environmental Laws applicable to the Real Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including without limitation, attorney's and consultant's fees, investigation and laboratory fees, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.

The terms of clause (c) of this Section 7.7 shall survive the payment in full or termination of all obligations of the Borrower under the Loan Documents.


             SECTION 1.11834 INSURANCE LICENSES. Do, and cause each Subsidiary to do, all things necessary to preserve and keep in full force and effect all licenses, permits or authorizations to transact insurance and reinsurance business (individually, a "License" and collectively, the "License") or similar qualifications required by the Borrower and any of its Subsidiaries to engage in the insurance business in all jurisdictions in which the Company and any of its Subsidiaries are so engaged.


             SECTION 2.11834 RIGHT OF INSPECTION. At any reasonable time and from time to time, permit the Bank or any agent or representative thereof to examine and make copies of, and abstracts from, the records and books of account of, and visit the Properties of, the Borrower and any Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and any Subsidiary with any of their respective officers, directors and independent accountants, and to conduct or have conducted audits of the underwriting practices, actuarial models, loss reserves, etc. of any Subsidiary.


             SECTION 3.11834  REPORTING REQUIREMENTS.  Furnish to the
Bank:

             (1) FINANCIAL STATEMENTS. The following financial statements:

                       i) As soon as available, but in any event within 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, a copy of (A) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of each such quarter, the unaudited consolidated statements of income and stockholders' equity of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and the unaudited consolidated statements of cash flows of the Borrower and its Subsidiaries for the portion of the fiscal year ended with the last day of such quarter; and (B) the unaudited consolidating balance sheet of the Borrower and its Subsidiaries as at the end of each such quarter, the unaudited consolidating statements of income and stockholders' equity of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter; in each case, certified by the chief financial officer or chief accounting officer of the Borrower;

                       ii) As soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, a copy of (A) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year, the consolidated statements of income and stockholders' equity of the Borrower and its Subsidiaries for such fiscal year, and the consolidated statements of cash flows of the Borrower and its Subsidiaries for such fiscal year, certified by Ernst & Young or other independent certified public accountants of nationally recognized standing acceptable to the Bank in all respects, and, with respect to the reserves for future policy benefits, by an officer of the Borrower (each such certification shall be without qualification or exception, except that such certification may contain qualifications resulting from changes in accounting or actuarial principles and methods agreed to by such certified public accountants and/or officer, provided that nothing in this clause
        (A) shall be deemed to permit a "going concern," "going business" or like qualification or exception or a qualification or exception arising out of the scope of the audit); and (B) the consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, showing inter-company eliminations and the consolidating statements of income and stockholders' equity of the Borrower and its Subsidiaries for such fiscal year, showing inter-company eliminations, certified by the chief financial officer or the chief accounting officer of the Borrower as being fairly presented in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries;

                       iii) As soon as available, but in any event within 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower and each of its Subsidiaries, a copy of the unaudited individual balance sheet of the Borrower and each of its Subsidiaries as at the end of each such quarter and the unaudited individual statements of income and stockholders' equity of the Borrower and each of its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and the unaudited statement of cash flow of the Borrower only for the portion of the fiscal year ended with the last day of such quarter, certified by the chief financial officer or chief accounting officer of the Borrower;

                       iv) As soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower and each of its Subsidiaries, a copy of the individual balance sheet of the Borrower and each of its Subsidiaries as at the end of such year, the individual statements of income and stockholders' equity of the Borrower and each of its Subsidiaries for such fiscal year, and the individual statement of cash flows of the Borrower only for such fiscal year, certified by the chief financial officer or chief accounting officer of the Borrower;

                       v) As soon as available, but in any event within 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower and each of its Subsidiaries, and within 120 days after the end of each fiscal year of the Borrower and each of its Subsidiaries, a copy of all financial statements filed or otherwise furnished by the Borrower or any of its Subsidiaries to any such department or regulatory authority including, without limitation, any Annual Statement or quarterly statement, certified by the chief financial officer or chief accounting officer of the Borrower or any such Subsidiaries, as applicable, that all such financial statements are complete and correct and present fairly in accordance with SAP the financial position of the Borrower or any such Subsidiaries, as applicable, for the periods then ended;

                       vi) As soon as available, but in any event within 150 days after the end of each fiscal year of Standard Life and its Subsidiaries, a valuation of the business operations of Standard Life and its Subsidiaries conducted by Milliman and Robertson, Inc. or by such other independent actuarial firm of nationally recognized standing acceptable to the Bank in all respects; and

                       vii) Any other financial information pertaining to the Borrower, Standard Life and Standard Marketing reasonably requested by the Bank.

all such financial statements shall be fairly presented in all material respects, shall be in reasonable detail, shall be prepared in accordance with GAAP (or in accordance with SAP if required by, and filed with, any applicable regulatory authority), in each case applied on a consistent basis throughout the periods reflected therein or as otherwise permitted herein, and, with respect to clauses (i), (ii), (iii), (iv) and (v) above, shall state in comparative form the respective consolidated/consolidating/individual figures for the corresponding date and period in the previous fiscal year;

             (2) ACTUARIAL OPINION. Within 120 days after the close of each fiscal year of each of the Borrower and any of its Subsidiaries, as applicable, a copy of the "Statement of Actuarial Opinion" for each of the Borrower and any such Subsidiaries which is provided to the applicable state or local insurance department or regulatory authority as to the adequacy of loss reserves of the Borrower and any such Subsidiaries. Such opinion shall be in the format prescribed by the Insurance Code or other applicable laws;

             (3) MANAGEMENT LETTERS. Promptly upon receipt thereof, copies of any reports submitted to the Borrower or any of its Subsidiaries by independent certified public accountants in connection with examination of the financial statements of the Borrower or any of its Subsidiaries made by such accountant or loss reserve specialists;

             (4) CERTIFICATE OF NO DEFAULT. Simultaneously with the delivery of the quarterly and annual financial statements referred to in Sections 7.10(1)(i) and (ii) hereof, a certificate of the chief financial officer or chief accounting officer of the Borrower certifying (i) that to the best of his knowledge no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and in continuing, a statements as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) computations demonstrating compliance with the covenants contained in Article IX hereof;

             (5) NOTICE OF LITIGATION. Promptly after the Borrower receives written notice of the commencement thereof, notice of all actions, suits, and proceedings before any arbitrator, court, or governmental or nongovernmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower or any of its subsidiaries which, if determined adversely to the Borrower or any such Subsidiary, could have material adverse effect on the financial condition, properties, or operations of the Borrower or such Subsidiary;

             (6) NOTICE OF DEFAULTS AND EVENTS OF DEFAULT. As soon as possible and in any event within ten (10) Business Days after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto;

             (7) NOTICE OF CERTAIN EVENTS. As soon as possible and in any event within ten (10) Business Days after the occurrence thereof, notice of any event or condition having, or which may have, a material adverse effect on the financial condition, properties, or operations of the Borrower or any of its Subsidiaries, including, without limitation, any catastrophic event, any notice of suspension, termination or revocation of any material License of the Borrower or any Subsidiary by any Governmental Authority or any notice relating to a proposed suspension or action which would materially affect the authority or ability of the Borrower or any Subsidiary to conduct its business;

             (8) ERISA REPORTS. As soon as possible (whether or not requested by the Bank) and in any event within fifteen (15) Business Days after the Borrower or any such Subsidiary knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Borrower or any such Subsidiary has instituted or will institute proceedings under Title IV or ERISA to terminate any Plan or the Borrower or any such Subsidiary has made a Plan amendment which may be treated as a termination under
Section 4041 of ERISA, the Borrower will deliver to the Bank a certificate of the chief financial officer or chief accounting officer of the Borrower setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination or Plan amendment and the action the Borrower proposes to take with respect thereto;

             (9) PROXY STATEMENTS, ETC. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Borrower or any of its Subsidiaries sends to its stockholders and copies of all regular, periodic and special reports, and all registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange;

             (10) INSURANCE CODE CHANGES. Promptly, notice of any actual or, to the best of the Borrower's knowledge proposed material changes in the Insurance Code governing the investment or dividend practices of Indiana domiciled insurance companies; and

             (11) GENERAL INFORMATION. Such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries, as the Bank may from time to time reasonably request.


             SECTION 1.11834 PERFORMANCE OF OBLIGATIONS. The Borrower will pay the Note according to the reading, tenor and effect thereof, and the Borrower will do and perform every act and discharge all of the obligations provided to be performed and discharged by the Borrower under this Agreement and the Note at the time or times and in the manner specified herein or therein.



                               ARTICLE I.
                           NEGATIVE COVENANTS

             So long as the Note shall remain unpaid, or the Bank shall have any Commitment under this Agreement, the Borrower will not, without the prior written consent of the Bank:


             SECTION 1.11834 LIENS. Create, incur, assume, or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except:

             (1)  Liens in favor of the Bank;

             (2) Liens for taxes or assessments or other governmental charges or levies not yet due and payable or, if due and payable, Liens which are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

             (3) Liens imposed by law, such as mechanics' materialmen's, landlords', warehousemen's, and carriers' Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than sixty (60) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

             (4) Liens under workmen's compensation, unemployment insurance, social security, or similar legislation;

             (5) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contract for the payment of money), leases (permitted under the terms of this Agreement), or public or statutory obligations; surety, stay, appeal, indemnity, performance, or other similar bonds, or other similar obligations arising in the ordinary course of business;

             (6) Judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and claims secured thereby are being actively contested in good faith and by appropriate proceedings;

             (7) Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by the Borrower or any of its Subsidiaries of the Property or assets encumbered thereby in the normal course of its business or materially impair the value of the Property subject thereto; and

             (8)  Existing Liens specified in SCHEDULE TWO hereto.



             SECTION 1.11834 DEBT. Create, incur, assume, or suffer to exist or permit any Subsidiary to create, incur, assume, or suffer to exist, any Debt, except:

             (1)  Debt of the Borrower under this Agreement and the Note;

             (2) Accounts payable to trade creditors for goods or services which are not aged more than sixty (60) days from billing date, and current operating liabilities (other than for borrowed money) which are not more than sixty (60) days past due, in each case incurred in the ordinary course of business and paid within the specified time, unless contested in good faith and by appropriate proceedings and for which appropriate reserves are maintained; and

             (3) Debt of the Borrower or any of its Subsidiaries, if any, secured by purchase-money Liens permitted by Section 8.1(8) hereof.


             SECTION 1.11834 MERGERS, ETC. Merge or consolidate with, or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all of the assets or business of any Person, or permit any of its Subsidiaries to do so, except that (i) any such Subsidiary may merge into or transfer assets to the Borrower, (ii) any such Subsidiary may merge into or consolidate with or transfer assets to any other Subsidiary of the Borrower, and (iii) the Borrower or any Subsidiary may merge into or consolidate with any other Person, provided in each case that immediately after giving effect thereto, no event shall occur and be continuing which constitutes a Default or an Event of Default and, in the case of any such merger with another Person to which the Borrower or any Subsidiary is a party, the Borrower or its Subsidiary is the surviving corporation.


             SECTION 2.11834 LEASES. Create, incur, assume, or suffer to exist, or permit any of its Subsidiaries to create, incur, assume, or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property, except:

             (1) Capital Leases, if any, permitted under Section 8.1 hereof;

             (2) Leases existing on the date of this Agreement and any extensions or renewals thereof;

             (3) Leases (other than Capital Leases) which do not in the aggregate require the Borrower and of its Subsidiaries on a consolidated basis to make payments (including taxes, insurance, maintenance and similar expense which the Borrower or any of its Subsidiaries is required to pay under the terms of any lease) in any fiscal year of the Borrower in excess of $1,430,000; and

             (4) Leases between the Borrower and any of its Subsidiaries.


             SECTION 1.11834 SALE AND LEASEBACK. Sell, transfer, or otherwise dispose of, or permit any of its Subsidiaries to sell, transfer, or otherwise dispose of, any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar Property.


             SECTION 2.11834 SALE OF ASSETS. Sell, lease, assign, transfer, or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of any Subsidiary of the Borrower, receivables, and leasehold interests), except (i) the sale or other disposition of assets no longer used or useful in the conduct of its business,
(ii) investments disposed of in the ordinary course of its business or
(iii) the proposed discontinuance of operations of Standard Reinsurance of North America, Ltd.


             SECTION 3.11834 LOANS AND INVESTMENTS. Subject to the limitations set forth below, make, or permit any of its Subsidiaries to make, any loan or advance to any Person, or purchase or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person except that, so long as the Borrower complies at all times with the financial covenant set forth in Section 9.5 herein,
(i) the Borrower and its Subsidiaries may make investments in fixed maturities securities rated less than "BBB" by Moody's Investor Services or Standard & Poor's Corporation and in mortgage loans, real estate, collateral loans, common and non-redeemable preferred stocks and other invested assets as long as the total of such investments does not exceed 10% of the total consolidated investments of the Borrower and its Subsidiaries and (ii) nothing herein shall limit the ability of the Borrower and its Subsidiaries to invest all or any portion of their respective assets in fixed maturities securities rated at least "BBB" by Moody's Investor Service or Standard & Poor's Corporation, other investment grade bonds or securities guaranteed by the United States Government.



             SECTION 4.11834 GUARANTIES, ETC. Assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable, or permit any of its Subsidiaries to assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss) for obligations of any Person, except (1) guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (2) guaranties in favor of the Bank; (3) that certain guaranty of the Borrower with respect to a certain loan in the principal amount of $70,000 made by National City Bank, Indiana, to Stephen M. Coons; and (4) for the transactions listed on SCHEDULE FOUR attached hereto.


             SECTION 5.11834 TRANSACTIONS WITH AFFILIATES. Enter into, or permit any of its Subsidiaries to enter into, any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service with any Affiliate, which individually or in the aggregate for the Borrower and its Subsidiaries aggregate more than $250,000 per fiscal year, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate and except for the transactions listed on SCHEDULE FOUR attached hereto.


             SECTION 6.11834 STOCK OF SUBSIDIARIES. Sell or otherwise dispose of any shares of capital stock of any of its Subsidiaries, except in connection with a transaction permitted under Section 8.3 hereof or the proposed discontinuance of operations of Standard Reinsurance of North America, Ltd., or permit any of its Subsidiaries to issue any additional shares of its capital stock.


             SECTION 7.11834 CHANGE IN BUSINESS. Enter into or engage in, or permit any of its Subsidiaries to enter into or engage in, any business other than (i) acting as an insurance holding company which directly and through its Subsidiaries acquires and manages in force life insurance and annuity business and distributes life insurance and annuity products, (ii) engaging in investment advisory activities or (iii) engaging in the management of the assets of its Subsidiaries.



                               ARTICLE I.
                           FINANCIAL COVENANTS

             So long as any Note shall remain unpaid or the Bank shall have any Commitment under this Agreement, the Borrower will:


             SECTION 1.11834 MINIMUM EQUITY. Maintain at the end of each fiscal year equity of the Borrower (computed in accordance with GAAP) of not less than $37,500,000 plus an amount equal to fifty percent (50%) of consolidated net income (computed in accordance with GAAP) commencing with the 1997 fiscal year to the extent such consolidated net income is greater than or equal to zero. Said calculation of equity of the Borrower shall exclude the effects of Financial Accounting Standard Board Pronouncement No. 115 (a/k/a FASB No. 115).


             SECTION 2.11834 POSITIVE NET INCOME. Maintain at the end of each fiscal quarter (for the immediately preceding four fiscal quarters) positive net income (computed in accordance with GAAP) for any rolling four-quarter period.


             SECTION 3.11834 MINIMUM CONSOLIDATED STATUTORY SURPLUS. Cause the Borrower's U.S. insurance Subsidiaries to maintain at all times a consolidated surplus (computed in accordance with SAP) of not less than $23,000,000 plus an amount equal to fifty percent (50%) of consolidated net income available after the payment of dividends of the Borrower's U.S. insurance Subsidiaries commencing with the 1997 fiscal year (computed in accordance with SAP).

             SECTION 4.11834 MINIMUM FIXED CHARGE COVERAGE RATIO. Cause the Borrower and its Subsidiaries to maintain at the end of each fiscal quarter at all times a Fixed Charge Coverage Ratio of not less than 2.0 to 1.0.


             SECTION 5.11834 MAXIMUM PERCENTAGE OF BOND PORTFOLIO. Cause the percentage of the Borrower's bond portfolio in the NAIC risk category of 3 or worse not to exceed at any time seven percent (7%).


             SECTION 6.11834 INTEREST COVERAGE. Cause the Borrower to maintain at the end of each fiscal quarter on a consolidated basis a ratio of the Borrower's and its Subsidiaries' EBIT PLUS allowable dividends of the Borrower's insurance Subsidiaries to the Borrower's and its Subsidiaries' total Interest Expense for all outstanding Debt (including the Loans) of not less than 2.5 to 1.0, measured for the twelve-month period then ended (a rolling twelve-month calculation to be measured as of the end of each successive quarter).


             SECTION 7.11834 BEST RATING FOR STANDARD LIFE. Cause Standard Life at all times to maintain a rating by A.M. Best & Company of "B" or better.




                               ARTICLE I.

                            EVENTS OF DEFAULT


             SECTION 1.11834 EVENTS OF DEFAULT. If any of the following events ("Events of Default") shall occur and be continuing:

             (1) The Borrower should fail to pay or prepay, as and when due and payable, any principal or interest due under the Note due under the other fee or amount provided for in this Agreement or the Note;

             (2) Any representation or warranty made or deemed made by the Borrower in this Agreement or in the Note or which is contained in any certificate, document, opinion, financial or other statement furnished at any time or in connection with this Agreement, shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

             (3) The Borrower shall fail to perform or observe any term, covenant, or agreement contained in any Loan Document (other than the provisions of Article VII of this Agreement) to which it is a party on its part to be performed or observed;

             (4) The Borrower shall fail or perform or observe any term, covenant, or agreement contained in Article VII of this Agreement and such failure shall remain unremedied until the earlier of ten (10) Business Days after (i) written notice thereof shall be given to the Borrower by the Bank, or (ii) the Bank is notified of such failure or should have been notified of such failure pursuant to Section 7.10(7) hereof;

             (5) The Borrower or any of its Subsidiaries shall (i) fail to pay any of its Debt (excluding Debt incurred under the Note), (after giving effect to any applicable grace period), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), or (ii) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such Debt, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration after the giving of notice or passage of time, or both, of the maturity of such Debt, whether or not such failure to perform or observe shall be waived by the holder of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

             (6) The Borrower or any of its Subsidiaries (i) shall generally not, or shall be unable to, or shall admit in writing its inability to pay its Debt as such Debt become due; or (ii) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangements, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) shall have any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or adjudication or appointment is made and which remains undismissed for a period of sixty
(60) days or more; or (v) by any act or omission shall indicate its consent to, approval of, or acquiescence in any such petition, application, or proceeding or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (vi) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of sixty (60) days or more;

             (7) One or more judgments, decrees, or orders for the payment of money in excess of $250,000 in the aggregate shall be rendered against the Borrower or any of its Subsidiaries, and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

             (8) Any of the following events occur or exist with respect to the Borrower, any of its Subsidiaries, or any ERISA Affiliate:
(a) any Prohibited Transaction involving any Plan; (b) any Reportable Event with respect to any Plan; (c) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (d) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; (e) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, could in the reasonable opinion of the Bank subject the Borrower, or any of its Subsidiaries, or any ERISA Affiliate to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceed or may exceed $250,000;

             (9) Any change in the current ownership or management of the Borrower or Standard Life that would effect a change in "control" (as such term is defined under the applicable definitional section of the Indiana Insurance Law) of the Borrower and Standard Life;

             (10) The Pledge Agreement shall at any time after its execution and delivery and for any reason cease: (A) to create a valid and perfected first priority security interest in and to the property purported to be subject to such Pledge Agreement; or (B) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower or the Borrower shall deny it has any further liability or obligation under the Pledge Agreement or the Borrower shall fail to perform any of its obligations thereunder; or

             (11) Any Warrant or the Registration Rights Agreement shall at any time after execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability shall be contested by the Borrower, or the Borrower shall deny that it has any further liability thereunder or shall fail to perform its obligations thereunder;

then, and in any such event, the Bank may, by written notice to the Borrower, declare the Note, all interest thereon, and all other amounts payable under this Agreement and the Note to be forthwith due and payable, whereupon the Note, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower.



                               ARTICLE I.

                              MISCELLANEOUS


             SECTION 1.11834 AMENDMENTS, ETC. No amendment, modification, termination, or waiver of any provision of this Agreement or the Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.


             SECTION 2.11834 NOTICES, ETC. Except as otherwise specified herein, all notices and other communications provided for under this Agreement and the Note shall be in writing (including telegraphic communication) and mailed or telegraphed or delivered, if to the Borrower, at its address at 9100 Keystone Crossing, Suite 600, Indianapolis, Indiana 46240, Attention: Stephen M. Coons, Esq., and if to the Bank, at its address at 777 Main Street, Hartford, Connecticut 06115, Attention: Mr. R. J. Kane; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.2. All such notices and communications shall be deemed to have been duly given or made when actually received by or delivered to the party to which such notice or other communication is required or permitted to be given or made under this Agreement or the Note.


             SECTION 3.11834 NO WAIVER; REMEDIES. No failure on the part of the Bank to exercise, and no delay in exercising, any right, power, or remedy under this Agreement or the Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Agreement or the Note preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement and the Note are cumulative and not exclusive of any remedies provided by law.


             SECTION 4.11834 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under this Agreement or the Note without the prior written consent of the Bank.


             SECTION 5.11834 COSTS, EXPENSES AND TAXES. The Borrower agrees to pay on demand all reasonable costs and expenses of the Bank in connection with the preparation, execution, delivery, and administration of this Agreement and the Note, and all other documents to be delivered in connection therewith, including, without limitation, the reasonable fees and out-of-pocket expenses of outside and corporate (in-house) counsel for the Bank. The prevailing party in any action to enforce any provision of this Agreement or the Note, shall be entitled to immediate reimbursement from the other party for all reasonable costs and expenses incurred by such party, including, without limitation, all reasonable legal fees and expenses of such party. In addition, the Borrower shall pay any and all stamp, recording, and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of any of the Loan Documents, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.


             SECTION 6.11834 RIGHT OF SETOFF. Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or the Note, irrespective of whether or not the Bank shall have made any demand under this Agreement or the Note and although such obligations may be unmatured. The Bank agrees promptly to notify the Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Bank under this Section 11.6 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have.


             SECTION 7.11834 GOVERNING LAW. This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of Connecticut, without regard to principles of conflict of laws.


             SECTION 8.11834 SUBMISSION TO JURISDICTION. The Borrower hereby irrevocably submits to the jurisdiction of any State of Connecticut or United States Federal court sitting in the State of Connecticut over any action or proceeding arising out of or relating to this Agreement or any Note, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such State of Connecticut or Federal court. The Borrower hereby irrevocably appoints CT Corporation Systems at One Commercial Plaza, Hartford, Connecticut 06103 (the "Process Agent"), as its agent to receive on behalf of the Borrower and its Property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Borrower in care of the Process Agent at the Process Agent's above address, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method to service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified in Section 11.2 hereof. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Borrower further waives any objection to venue in such State and any objection to any action or proceeding in such state on the basis of forum non conveniens. The Borrower further agrees that any action or proceeding brought against the Bank shall be brought only in the State of Connecticut or a United States Federal court sitting in the State of Connecticut. Nothing in this Section 11.8 shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Borrower or its Property in the courts of any other jurisdictions.


             SECTION 9.11834 SEVERABILITY OF PROVISIONS. Any provision of this Agreement or the Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or the Note, or affecting the validity or enforceability of such provision in any other jurisdiction.


             SECTION 10.11834 HEADINGS. Article and Section headings in this Agreement are included herein for the convenience of reference only and shall not constitute a part of this Agreement for any other purpose.


             SECTION 11.11834 COMPLETE AGREEMENT. This Agreement, together with the exhibits and schedules to this Agreement, and the Note, are intended by the parties as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement with respect to the subject matter hereof.


             SECTION 12.11834 PREJUDGMENT REMEDY WAIVER. THE BORROWER HEREBY ACKNOWLEDGES THAT THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS CONSTITUTE COMMERCIAL TRANSACTIONS AND HEREBY EXPRESSLY WAIVES ANY AND ALL CONSTITUTIONAL RIGHTS WITH RESPECT TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, OR AS OTHERWISE ALLOWED UNDER ANY STATE OR FEDERAL LAW IN CONNECTION WITH ANY PREJUDGMENT REMEDY AVAILABLE TO THE BANK.



             SECTION 13.11834 TRIAL BY JURY WAIVER. THE BORROWER WAIVES TRIAL BY JURY IN ANY COURT AND IN ANY SUIT, ACTION OR PROCEEDING ON ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE FINANCING TRANSACTIONS OF WHICH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE A PART AND/OR THE ENFORCEMENT OF ANY OF THE BANKS RIGHTS AND REMEDIES. THE BORROWER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS.


             SECTION 14.11834 DEFENSES; WAIVER. The Borrower hereby acknowledges and agrees it is liable to the Bank as set forth in this Agreement and the Note, and that it does not have any defense, offset, recoupment or counterclaim with respect thereto all of which are hereby waived.





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







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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                STANDARD MANAGEMENT           CORPORATION



                                By: /S/ STEPHEN M. COONS
                                    Name:  Stephen M. Coons
                                    Title: General Counsel


                              FLEET NATIONAL BANK


                              By: /S/ R.J. KANE
                                  Name: R.J. Kane
                                  Title:Senior Vice President



EXHIBIT A       - Note
EXHIBIT B       - Pledge Agreement of Borrower
EXHIBIT C       - Warrants
EXHIBIT D       - Registration Rights Agreement

SCHEDULE ONE    - Litigation
SCHEDULE TWO    - Liens
SCHEDULE THREE    - Debt
SCHEDULE FOUR   - Transactions with Affiliates







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














         AMENDED AND RESTATED REVOLVING LINE OF CREDIT AGREEMENT

                     DATED AS OF NOVEMBER 8, 1996

                                 BETWEEN

                     STANDARD MANAGEMENT CORPORATION

                                   AND

                           FLEET NATIONAL BANK








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